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                                                                     EXHIBIT 5.1


            [Letterhead of Squadron, Ellenoff, Plesent & Sheinfeld, LLP]


October 5, 2000


Celerity Systems, Inc.
122 Perimeter Park Drive
Knoxville, Tennessee 37922

Re:  Registration Statement on Form SB-2 (Registration No. 333-45306)


Ladies and Gentlemen:

      You have requested our opinion, as counsel for Celerity Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form SB-2 (No. 333-45306), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

      The Registration Statement relates to the offering by the Selling Stockholders, as listed in the Registration Statement, of 4,646,548 shares of common stock, par value $0.001 per share, of the Company (the "Shares"), of which (i) 1,398,334 Shares (the "Warrant Shares") are issuable upon the exercise of certain warrants (the "Warrants") and (ii) 1,131,000 Shares (the "Debenture Shares") are issuable upon the conversion of certain convertible debentures (the "Debentures").

      We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. We have assumed that there will be no changes in applicable law between the date of this opinion and the date the Shares proposed to be sold by the Selling Stockholders pursuant to the Registration Statement are actually sold. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

      Based upon such examinations, it is our opinion that (i) the Shares (other than the Warrant Shares and the Debenture Shares) are validly issued, fully paid and nonassessable and (ii) when there has been compliance with the Act and the applicable state securities laws and when the Warrant Shares and the Debenture Shares have been issued, delivered and paid for upon exercise of the Warrants or the conversion of the Debentures, as the case may be, in accordance with their respective terms, the Warrant Shares and the Debenture Shares will be validly issued, fully paid and nonassessable.

      The opinions herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States, and we express no opinion as to the effect of the matters covered by this opinion of the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under the Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Squadron, Ellenoff, Plesent & Sheinfeld, LLP